PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)         REGISTRATION NO. 333-31226



                               [GRAPHIC OMITTED]



                        1,000,000,000 Depositary Receipts
                           Broadband HOLDRS (SM) Trust

     This  prospectus  supplement  supplements   information  contained  in  the
prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Broadband HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                      Primary
                                                         Share        Trading
         Name of Company                  Ticker        Amounts       Market
----------------------------------        ------      -----------   -----------
Agere Systems, Inc.(1)                     AGRA       0.798493151      NYSE
Applied Micro Circuits Corporation         AMCC            2          NASDAQ
Broadcom Corporation                       BRCM            2          NASDAQ
Ciena Corporation                          CIEN            2          NASDAQ
Comverse Technology, Inc.                  CMVT            2          NASDAQ
Conexant Systems, Inc.                     CNXT            2          NASDAQ
Corning, Inc.                              GLW             9           NYSE
Freescale Semiconductor Class B            FSLB         1.98747       NASDAQ
JDS Uniphase Corporation                   JDSU           11.8        NASDAQ
Lucent Technologies, Inc.                   LU             29          NYSE
Motorola, Inc.                             MOT             18          NYSE
Mindspeed Technologies                     MSPD          0.6667       NASDAQ
Nortel Networks Corporation                 NT             28          NYSE
PMC-Sierra, Inc.                           PMCS            1          NASDAQ
Qualcomm Incorporated                      QCOM            16         NASDAQ
RF Micro Devices, Inc.                     RFMD            2          NASDAQ
Scientific-Atlanta, Inc.                   SFA             2           NYSE
Skyworks Solutions, Inc.                   SWKS          0.702        NASDAQ
Sycamore Networks, Inc.                    SCMR            3          NASDAQ
Tellabs, Inc.                              TLAB            4          NASDAQ
Terayon Communications Systems, Inc.       TERN            2          NASDAQ
Tut Systems(2)                             TUTS        0.0326432      NASDAQ

(1) As a result of a reclassification and reverse stock split, shares of Agere Systems, Inc., Class A (NYSE: "AGR.A") and Agere Systems, Inc., Class B (NYSE: "AGR.B"), are no longer underlying securities of the Broadband HOLDRS Trust. Effective May 27, 2005, The Bank of New York received
     0.798493151 shares of Agere Systems, Inc. per 100 share round lot of Broadband HOLDRS for the (i) 0.0312604456 of Agere Systems, Inc. Class A per 100 share round lot of Broadband HOLDRS; and (ii) 0.7672327058 shares of Agere Systems, Inc. Class B per 100 share round lot of Broadband HOLDRS.

(2)  As a result of a merger  between Copper  Mountain  Networks,  Inc.  (NASAQ:
     "CMTN") and Tut Systems (NASDAQ: "TUTS"), Tut Systems replaced Copper Mountain Networks, Inc. as an underlying security of the Broadband HOLDRS Trust effective June 2, 2005. In connection with the merger, The Bank of New York received 0.0326432 shares of Tut Systems in exchange for the 0.1 shares of Copper Mountain Newtorks, Inc. per 100 share round lot of Broadband HOLDRS.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.